Gladstone Capital Corporation Reports Financial Results for the Fourth Quarter and Fiscal Year Ended September 30, 2013

MCLEAN, Va., Nov. 19, 2013 /PRNewswire/ -- Gladstone Capital Corporation (NASDAQ: GLAD) (the "Company") today announced earnings for its fourth quarter and fiscal year ended September 30, 2013. Please read the Company's Form 10-K filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov, or from the Company's website at www.GladstoneCapital.com.

(Logo: http://photos.prnewswire.com/prnh/20101005/GLADSTONECAPITAL )

Summary Information (dollars in thousands, except per common share data) (unaudited):

	September 30, 2013	June 30, 2013	Change	% Change
For the Quarter Ended:
Total investment income	$9,351	$8,551	$800	9.4%
Total expenses	(4,644)	(4,141)	503	12.1
Net investment income	4,707	4,410	297	6.7
Net investment income per common share	0.22	0.21	0.01	4.8
Cash distribution per common share	0.21	0.21	—	—
Total realized gain (loss)	175	(2,388)	2,563	NM
Total unrealized appreciation (depreciation)	23,793	(4,081)	27,874	NM
Net increase (decrease) in net assets resulting from operations	28,675	(2,059)	30,734	NM
Weighted average yield on interest-bearing investments	11.7%	11.6%	0.1%	0.9
Total dollars invested	$19,300	$10,031	$9,269	92.4
Total dollars repaid	41,067	14,417	26,650	184.9
As of:
Total investments at fair value	$256,878	$255,271	$1,607	0.6
Fair value as a percent of cost	77.3%	72.2%	5.1%	7.1
Net asset value per common share	$9.81	$8.60	$1.21	14.1
Asset coverage ratio	341.0%	286.6%	54.4%	19.0
Number of portfolio companies	47	46	1	2.2

	September 30, 2013	September 30, 2012	Change	% Change
For the Fiscal Year Ended:
Total investment income	$36,154	$40,322	$(4,168)	(10.3)%
Total expenses	(17,768)	(21,278)	(3,510)	(16.5)
Net investment income	18,386	19,044	(658)	(3.5)
Net investment income per common share	0.88	0.91	(0.03)	(3.3)
Cash distribution per common share	0.84	0.84	—	—
Total realized loss	(5,231)	(12,819)	7,588	59.2
Total unrealized appreciation (depreciation)	19,064	(14,233)	33,297	NM
Net increase (decrease) in net assets resulting from operations	32,219	(8,008)	40,227	NM
Weighted average yield on interest-bearing investments	11.6%	11.3%	0.3%	2.7
Total dollars invested	$90,157	$68,941	$21,216	30.8
Total dollars repaid	110,491	67,370	43,121	64.0
As of:
Total investments at fair value	$256,878	$273,960	(17,082)	(6.2)
Fair value as a percent of cost	77.3%	75.1%	2.2%	2.9
Net asset value per common share	$9.81	$8.98	$0.83	9.2
Asset coverage ratio	341.0%	296.3%	44.7%	15.1
Number of portfolio companies	47	50	(3)	(6.0)

NM=Not Meaningful

Highlights for the Quarter: During the quarter ended September 30, 2013, the following significant events occurred:

  Portfolio Activity:
    Invested $8.9 million in Ashland Acquisition, LLC, the sole owner of a publishing company, through a combination of senior term debt and equity. Additionally, invested an aggregate of $7.2 million in three syndicated investments.
    Received $41.1 million in aggregate scheduled and unscheduled principal repayments from existing portfolio companies, including three early payoffs at par. Related to these early payoffs, received $0.6 million in success fees and $0.2 million in prepayment fees.
  Recurring Distributions: Paid monthly cash distributions for each of July, August and September 2013 to common stockholders of $0.07 per common share and to preferred stockholders of $0.1484375 per preferred share for the Company's 7.125% Series 2016 Term Preferred Stock.

Fourth Quarter 2013 Results: Net Investment Income for the quarters ended September 30 and June 30, 2013, was $4.7 million, or $0.22 per share, and $4.4 million, or $0.21 per share, respectively, an increase in Net Investment Income of 6.7%. Net Investment Income increased primarily due to the $0.6 million in success fees due to the early payoff at par of CMI Acquisitions Inc., partially offset by an increase in the incentive fee expense of $0.2 million when compared to the prior quarter.

Net Increase (Decrease) in Net Assets Resulting from Operations for the quarters ended September 30 and June 30, 2013 was $28.7 million, or $1.36 per share and $(2.1) million, or $(0.10) per share, respectively. The quarter over quarter increase was primarily due to a larger amount of net unrealized appreciation of investments in the fourth quarter as compared to the prior quarter. The largest driver of the change in net unrealized appreciation of investments was the reversal of unrealized depreciation on Lindmark Acquisition, LLC ("Lindmark") of $14.0 million, due to the repayment of principal at par on the outstanding debt that occurred simultaneously with the sale of substantially all of Lindmark's assets. Lindmark was on non-accrual at the time of the sale.

Fiscal Year End 2013 Results: Net Investment Income for the fiscal years ended September 30, 2013 and 2012 was $18.4 million, or $0.88 per share and $19.0 million, or $0.91 per share, respectively, a decrease in Net Investment Income of 3.5%. Net Investment Income decreased primarily due to a decline in interest income on the Company's interest-bearing investments resulting from an increase in early payoffs at par and also due to a decrease in success fees received as compared to the prior fiscal year. During the fiscal years ended September 30, 2013 and 2012, we received an aggregate of $1.7 million and $4.0 million, respectively, in success fees from early payoffs at par. Partially offsetting the year over year decreases in investment income, were corresponding decreases in interest expense and incentive fees. Interest expense on the Company's revolving line of credit decreased year over year due to a lower amount of borrowings outstanding and also as a result of an amendment to our credit facility in January 2013 that removed the LIBOR floor on our advances. Additionally, incentive fees decreased year over year primarily due to increase in fee waivers that were needed to ensure distributions to stockholders were covered entirely by Net Investment Income.

Net Increase (Decrease) in Net Assets Resulting from Operations for the fiscal years ended September 30 2013 and 2012 was $32.2 million, or $1.53 per share, and $(8.0) million, or $(0.38) per share, respectively. The year over year increase was primarily due to the aforementioned reversal of unrealized depreciation on Lindmark of $14.0 million as well as an aggregate of $12.6 million of reversals of unrealized depreciation related to several other exits during the fiscal year ended September 30, 2013.

Comments from the Company's President, David Gladstone: "Our team at Gladstone Capital continues to focus on improving our portfolio, despite the uncertain economic times. We were able to deliver earnings at $1.53 per share and a net asset value per share of $9.81, while adding five new proprietary investments, keeping our yields up and decreasing our non-accruals. Additionally, during 2013, we expanded our co-investment origination platform and decreased our cost of capital on our line of credit. We expect this should put us in a good position to grow the portfolio in fiscal year 2014 to allow us to deliver shareholder value through growth of our net investment income."

Subsequent Events: Subsequent to September 30, 2013, the following significant events occurred:

  Portfolio Activity:
    Invested $7.0 million in Alloy Die Casting Co. ("ADC"), a manufacturer of high quality, finished aluminum and zinc castings, through a combination of senior term debt and equity. This was a co-investment with one of the Company's affiliated funds, Gladstone Investment Corporation, which invested an additional $16.3 million in ADC under the same terms as us.
  Distributions Declared: Declared the following monthly cash distributions to stockholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Term Preferred Share
October 22, 2013	October 31, 2013	$0.07	$0.1484375
November 14, 2013	November 29, 2013	0.07	0.1484375
December 16, 2013	December 31, 2013	0.07	0.1484375
Total for the Quarter		$0.21	$0.4453125

Conference Call for Stockholders: The Company will hold its earnings release conference call on Wednesday, November 20, 2013, at 8:30 a.m. EST. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for questions. A replay of the conference call will be available through December 20, 2013. To hear the replay, please dial (877) 344-7529 and use conference number 10029122. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company's website through January 20, 2014.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of senior term loans, second term lien loans, and senior subordinated term loans in small and medium sized businesses in the United States. The Company has paid 121 consecutive monthly cash distributions on its common stock. Before the Company started paying monthly distributions, the Company paid eight consecutive quarterly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The statements in this press release regarding the longer-term prospects of the Company and its management team may be deemed "forward-looking statements." These forward looking statements inherently involve risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. For a description of certain risks that the Company is or may be subject to, please refer to the factors discussed under the captions, "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors," included in the Company's filings with the SEC (www.sec.gov). The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

To obtain a paper copy, please contact the Company at 1521 Westbranch, Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-K for the fiscal year ended September 30, 2013, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries: Gladstone Capital Corporation, www.gladstone.com or +1-703-287-5893